EXHIBIT 23(I)(2)

Charles W. Lutter, Jr.
Attorney and Counselor at Law
103 Canyon Oaks
San Antonio, TX  78232-1305
(210) 495-5438
Fax (210) 496-1631


                                             May 2, 2000
Board of Trustees
Declaration Fund
555 North Lane, Suite 6160
Conshohocken, PA  19428

RE:  Declaration Fund-Legal Opinion concerning the Water Fund

Dear Sirs:

     I have been  asked to  provide  this  legal  opinion  and  consent  so that
Declaration Fund (the "Trust") may have a current opinion to complete post-effective amendment No. 35 (the "PEA") to its registration statement on Form N-1A.

     I have considered, among other things, the Trust's registration statement, trust documents, the February 23, 1999 legal opinion of David D. Jones previously filed as an exhibit to the Trust's registration statement and copies of actions of the Trustees as furnished by the Trust.

     Based on my review, I am of the opinion that shares of beneficial interest in the Water Fund series of the Trust are fuly authorized and when purchased and paid for as described in the Trust's registration statement, will be validly issued, fully paid and non-assessable.

     I am delivering this letter to the Trust and no person other than the Trust may rely on it.

     I hereby consent to the filing of this opinion of counsel as an exhibit to the PEA.

Sincerely,

/s/ Charles W. Lutter, Jr.